SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 11, 2008

BoomJ, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-52490 (Commission File Number)	98-0512515 (I.R.S. Employer Identification No.)

9029 South Pecos, Suite 2800 Henderson, Nevada (Address of Principal Executive Offices)	89074 (Zip Code)

(702) 463-7000
(Registrant’s Telephone Number, Including Area Code)

(Former name, former address, and former fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (See General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.

Effective July 7, 2008, Boomj, Inc. (the “Company”) entered into a Subscription Agreement with eight (8) institutional and/or accredited individual investors pursuant to which the Company sold to the subscribers (i) the Company’s Secured Convertible Notes having an aggregate principal balance of $1,175,000, and (ii) five-year Class A Common Stock Warrants that grant the purchasers the right to purchase up to an aggregate of 1,678,571 shares of the Company’s common stock. The Notes are convertible at a conversion price of $0.70, the Warrants are exercisable at a price of $0.93 per share. In addition to entering into the foregoing documents, the Company also entered into a Collateral Agent Agreement and a Security Agreement with the subscribers, and the Company’s wholly-owned subsidiary entered into a corporate guaranty.

ITEM 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

For a description of the Notes issued by the Company, see Item 3.02, below.

ITEM 3.02 Unregistered Sales of Equity Securities.

On July 7, 2008 the Company issued Secured Convertible Notes (“Notes”) having a principal balance of $1,175,000 to eight (8) investors (the “Subscribers”). In connection with the sale of the Notes, the Company also issued to the Subscribers Series A Common Stock Purchase Warrants to purchase an aggregate of up to 1,678,571 shares of the Company’s common stock. As of July 8, 2008, the Company had 37,603,490 shares of Common Stock outstanding.

The Notes

The Notes will accrue interest on the aggregate unconverted and then outstanding principal amount of the Notes at a rate of 12.0% per annum. The entire principal amount, together with all accrued and unpaid interest, will be payable on July 31, 2009. Interest will be payable in cash or, at the election of the holder, in shares of Common Stock valued at the conversion price then in effect. The Notes are convertible into shares of the Company’s common stock at any time at an initial conversion price of $0.70 per share. While the Notes are outstanding, the initial conversion price is subject to (i) reduction to the lowest price at which the Company issues additional shares of common stock, or securities convertible into or exercisable for additional shares of common stock, and (ii) adjustment for future stock splits, reverse stock splits, mergers or reorganizations, and similar changes affecting common stock holders. In addition to any other adjustment(s) made to the conversion price, in the event that certain gross revenues targets or operating income targets are not reached by the Company by June 30, 2009, the conversion price will automatically be reduced on July 31, 2009 by a formula based on the actual gross revenues or operating income as of June 30, 2009; provided, however, that the conversion price shall not be reduced by more than 50% to each initial conversion price.

The Notes will be secured by a lien on all of the Company’s assets, including the Company’s 100% equity ownership in its subsidiary, BoomJ.com, Inc., and by a lien on the assets of Boomj.com, Inc.

Warrants

At the closing of the sale of the Notes, the Company also issued to the Subscribers five-year Class A Common Stock Warrants (the “Warrants”) that grant the Subscribers the right to purchase an aggregate of up to 1,678,571  shares of common stock at a price of $0.93 per share. The Warrants are exercisable until July 7, 2013. The exercise price of the Warrants is subject to (i) reduction to the lowest price at which the Company issues additional shares of common stock, or securities convertible into or exercisable for additional shares of common stock, and (ii) adjustment for future stock splits, reverse stock splits, mergers or reorganizations, and similar changes affecting common stock holders. In addition to any other adjustment(s) made to the exercise price, in the event that certain gross revenues targets or operating income targets are not reached by the Company by June 30, 2009, the exercise price will automatically be reduced on July 31, 2009 by a formula based on the actual gross revenues or operating income as of June 30, 2009; provided, however, that the exercise price shall not be reduced by more than 50% to each initial exercise price.

Registration Rights

The Subscription Agreement also provide certain registration rights to the Subscribers. The Company agreed, on one occasion after January 4, 2009, to prepare and file a registration statement with the SEC covering the resale of all of the shares of common stock issued or issuable in the transaction if (i) such registration is requested by the holders of more than 50% of the Common Stock issued and issuable to the subscribers upon conversion or exercise of all of the Notes and Warrants (collectively the “Registrable Securities”), and (ii) the Registrable Securities cannot be resold pursuant to Rule 144(b)(1)(i). The Company has also granted the Subscribers “piggy-back” registration rights for a period of 180 days following the July 7, 2008 closing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

BOOMJ, INC.

Date: July 11, 2008	By:	/s/ ROBERT MCNULTY
Robert McNulty, Chief Executive Officer